CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2016 RESULTS

New York, New York, February 10, 2016 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its quarter ended December 31, 2015, the third quarter of its fiscal year 2016.

The Company reported net income of $437 thousand, or basic and diluted earnings per share of $0.12, for the quarter, compared to net income of $111 thousand, or basic and diluted earnings per share of $0.03, for the quarter ended December 31, 2014. For the nine months ended December 31, 2015, the Company reported net income of $451 thousand, or basic and diluted earnings per share of $0.12, compared to net income of $491 thousand, or basic and diluted earnings per share of $0.13, for the comparative prior year period.

Michael T. Pugh, the Company's President and Chief Executive Officer, said:  “During the quarter our lending results continued to show positive momentum, with our loan portfolio increasing by $39 million, or 7% over the prior quarter. Our banking team's engagement with potential and existing customers is also yielding results in the growth of core deposits, which represent a low-cost source of funding for our loan portfolio. During the quarter, our core deposits increased 5% to $361 million, outpacing our overall 2% increase in deposits. At the close of the quarter, our capital ratios remained strong with a Tier 1 capital ratio of 10.15%.

"As an organization, Carver continues to invest the time and resources in our people to create an ecosystem of success that better equips our bankers and the local small business entrepreneurs that operate in our communities with the tools they need to succeed. This past December, Carver co-facilitated a workshop on capital access for the local small business community. Our lending team also continues to build relationships with the Minority and Women Business Enterprises ("MWBEs") that are quickly becoming a key engine of economic growth in our communities. In the months ahead, we plan to formally rollout a new loan program for borrowers who need access to capital of up to $15,000.

Mr. Pugh concluded, "We are pleased with the direction of our banking franchise and the operational improvements that are underway. As we look ahead, we believe Carver remains well-positioned for continued improvement and positive growth."

Statement of Operations Highlights

Third Quarter and Nine Months Results
The Company reported net income of $437 thousand for the three months ended December 31, 2015, compared to net income of $111 thousand for the prior year quarter. For the nine months ended December 31, 2015, the Company reported net income of $451 thousand, compared to net income of $491 thousand for the prior year period. In both periods, the change in our results was driven by higher net interest income and non-interest income, partially offset by provisions for loan losses in the current periods compared to recoveries of loan losses in the prior year periods. Our provision for loan losses increased in both periods primarily as a result of the increase in our loan portfolio.

Net Interest Income
Net interest income increased $1.6 million, or 37.3%, to $5.8 million for the quarter, compared to $4.3 million for the prior year quarter. Net interest income increased $3.0 million, or 22.1%, to $16.6 million for the nine months ended December 31, 2015, compared to $13.6 million for the prior year period. Increases in each period were driven primarily by loan portfolio growth.

Interest income increased $1.7 million, or 33.1%, to $7.0 million for the quarter, compared to $5.3 million for the prior year quarter, driven by a $169.4 million, or 40.9%, increase in the Bank's average loan balances. For the nine months ended December 31, 2015, interest income increased $3.3 million, or 20.1%, to $19.9 million compared to $16.6 million for the prior year period, driven by a $131.1 million, or 32.6%, increase in the Bank's average loan balances.

Interest expense increased $158 thousand, or 15.6%, to $1.2 million for the quarter, compared to $1.0 million for the prior year quarter. For the nine months ended December 31, 2015, interest expense increased $326 thousand, or 10.9%, to $3.3 million, compared to $3.0 million for the prior year period. The increase in each period was primarily due to the Bank's deposit growth. The cost of deposits remained flat at 0.63% for the quarter and 0.62% year to date.

Provision for Loan Losses
To reflect the robust growth in the Bank's loan portfolio, the Company recorded a $728 thousand provision for loan losses for the third quarter, compared to a $1.2 million recovery of loan losses for the prior year quarter. Net chargeoffs of $100 thousand were recognized for the third quarter, compared to net recoveries of $434 thousand for the prior year quarter.

For the nine months ended December 31, 2015, the Company recorded a $1.5 million provision for loan losses, compared to a $2.6 million recovery of loan losses for the prior year period, due primarily to the robust loan growth during the period. Net chargeoffs of $793 thousand were recognized for the nine months ended December 31, 2015, compared to net recoveries of $1.3 million in the prior year period.

Non-interest Income
Non-interest income increased $1.3 million, or 94.7%, to $2.7 million for the three months ended December 31, 2015, compared to $1.4 million for the prior year quarter. For the nine months ended December 31, 2015, non-interest income increased $893 thousand, or 21.4%, to $5.1 million compared to $4.2 million for the prior year period. The increase was primarily attributed to a gain recognized on the sale and leaseback of one of the Bank's branch locations conducted as part of Carver's ongoing site rationalization efforts. The increase was also attributable to gains on sales of loans and real estate owned during the quarter. Non-interest income in the prior year included a $323 thousand grant from the Community Development Financial Institutions Fund of the U.S. Treasury Department.

Non-interest Expense
Non-interest expense increased $558 thousand, or 8.2%, to $7.3 million for the quarter, compared to $6.8 million for the prior year quarter due to higher other non-interest expense, including the acceleration of expenses due to the closing of a branch during the quarter. For the nine months ended December 31, 2015, non-interest expense decreased $497 thousand or 2.5%, to $19.6 million, compared to $20.1 million for the prior year period. The Bank had lower expenses associated with delinquent loans and loan workout, as well as a decrease in regulatory assessment charges compared to the prior year period.

Income Taxes
Income tax expense was $67 thousand for the three months ended December 31, 2015, compared to $62 thousand for the prior year quarter. For the nine months ended December 31, 2015, income tax expense was $160 thousand, compared to $135 thousand in the prior year period.

Financial Condition Highlights
At December 31, 2015, total assets were $754.1 million, reflecting an increase of $77.7 million, or 11.5%, from total assets of $676.4 million at March 31, 2015. This change was primarily driven by an increase of $117.7 million in the loan portfolio net of the allowance for loan losses, partially offset by a decrease of $29.2 million in the investment portfolio.

Total investment securities decreased $29.2 million, or 25.8%, to $83.9 million at December 31, 2015, compared to $113.1 million at March 31, 2015, as cash generated from calls and sales of securities was redeployed into higher yielding loans.

Loans, net increased $118.4 million, or 24.5%, to $601.6 million at December 31, 2015, compared to $483.2 million at March 31, 2015, following growth in mortgage and business loans from loan purchases and originations.

Loans held-for-sale ("HFS") decreased $172 thousand, or 6.7%, to $2.4 million at December 31, 2015, following the transfer of one loan into Real Estate Owned.

Total liabilities increased $77.7 million, or 12.5%, to $699.1 million at December 31, 2015, compared to $621.4 million at March 31, 2015, following growth in deposits.

Deposits increased $69.9 million, or 13.2%, to $597.6 million at December 31, 2015, compared to $527.8 million at March 31, 2015, due primarily to increases in certificates of deposits, money market and non-interest bearing checking accounts.

Advances from the Federal Home Loan Bank of New York and other borrowed money increased $5.0 million, or 6.0%, to $88.4 million at December 31, 2015, compared to $83.4 million at March 31, 2015. The Bank increased its borrowings to fund loan growth during the quarter.

Total equity increased $86 thousand, or 0.2%, to $55.1 million at December 31, 2015, compared to $55.0 million at March 31, 2015. The increase was primarily driven by net income for the nine month period, offset by a $365 thousand increase in unrealized losses on investments.

Asset Quality
At December 31, 2015, non-performing assets totaled $13.5 million, or 1.8% of total assets, compared to $15.3 million, or 2.3% of total assets, at March 31, 2015, and $15.1 million, or 2.3% of total assets, at December 31, 2014. Non-performing assets at December 31, 2015, consisted of $5.1 million of loans classified as impaired, $3.4 million of loans 90 days or more past due and nonaccruing, $1.6 million of loans classified as troubled debt restructurings, $1.0 million of other real estate owned, and $2.4 million of loans classified as HFS.

At December 31, 2015, the allowance for loan losses was $5.2 million, representing a ratio of the allowance for loan losses to non-performing loans of 51.0% compared to a ratio of 53.3% at March 31, 2015. Non-performing loans have increased 20.9% during the nine month period, primarily due to one commercial real estate loan that is experiencing delays in securing approval to allow tenancy. Nonetheless, the ratio of the allowance for loan losses to total loans was 0.86% at December 31, 2015, compared to 0.93% at March 31, 2015.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is among the largest African- and Caribbean-American managed banks in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael.herley@kekst.com
ruth.pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

$ in thousands except per share data	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$45,572	$44,864
Money market investments	504	6,128
Total cash and cash equivalents	46,076	50,992
Restricted cash	211	6,354
Investment securities:
Available-for-sale, at fair value	68,192	101,185
Held-to-maturity, at amortized cost (fair value of $15,721 and $12,231 at December 31, 2015 and March 31, 2015, respectively)	15,731	11,922
Total investment securities	83,923	113,107

Loans held-for-sale	2,404	2,576

Loans receivable:
Real estate mortgage loans	524,624	412,204
Commercial business loans	76,867	70,555
Consumer loans	85	434
Loans, net	601,576	483,193
Allowance for loan losses	(5,174)	(4,477)
Total loans receivable, net	596,402	478,716
Premises and equipment, net	6,455	7,075
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,783	3,519
Accrued interest receivable	3,677	2,781
Other assets	11,202	11,266
Total assets	$754,133	$676,386

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$93,302	$95,009
Non-interest bearing checking	66,222	50,731
Interest-bearing checking	32,581	30,860
Money market	168,257	148,702
Certificates of deposit	235,594	200,123
Mortgagors deposits	1,656	2,336
Total deposits	597,612	527,761
Advances from the FHLB-NY and other borrowed money	88,403	83,403
Other liabilities	13,053	10,243
Total liabilities	699,068	621,407

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 shares issued; 3,696,087 shares outstanding at December 31, 2015 and March 31, 2015, respectively)	61	61
Additional paid-in capital	55,470	55,468
Accumulated deficit	(43,757)	(44,206)
Treasury stock, at cost (1,944 shares at December 31, 2015 and March 31, 2015)	(417)	(417)
Accumulated other comprehensive loss	(1,410)	(1,045)
Total equity	55,065	54,979
Total liabilities and equity	$754,133	$676,386

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
$ in thousands except per share data	2015	2014	2015	2014
Interest income:
Loans	$6,467	$4,677	$18,283	$14,838
Mortgage-backed securities	192	197	579	595
Investment securities	317	345	999	998
Money market investments	33	46	87	181
Total interest income	7,009	5,265	19,948	16,612

Interest expense:
Deposits	841	741	2,399	2,182
Advances and other borrowed money	330	272	924	815
Total interest expense	1,171	1,013	3,323	2,997

Net interest income	5,838	4,252	16,625	13,615
Provision for (recovery of) loan losses	728	(1,151)	1,489	(2,645)
Net interest income after provision for loan losses	5,110	5,403	15,136	16,260

Non-interest income:
Depository fees and charges	820	887	2,297	2,707
Loan fees and service charges	114	282	457	495
Gain on sale of securities	—	3	1	8
Gain (loss) on sale of loans, net	305	—	499	(2)
Gain on sale of real estate owned	146	41	164	44
Gain on sale of building	1,203	—	1,203	—
Lower of cost or market adjustment on loans held-for-sale	1	1	1	2
Other	152	194	444	919
Total non-interest income	2,741	1,408	5,066	4,173

Non-interest expense:
Employee compensation and benefits	2,921	2,997	8,430	8,784
Net occupancy expense	1,199	919	3,320	2,763
Equipment, net	150	229	475	656
Data processing	455	77	1,036	398
Consulting fees	245	369	558	767
Federal deposit insurance premiums	135	189	390	542
Other	2,242	2,009	5,382	6,178
Total non-interest expense	7,347	6,789	19,591	20,088

Income before income taxes	504	22	611	345
Income tax expense	67	62	160	135
Consolidated net income (loss)	437	(40)	451	210
Less: Net loss attributable to non-controlling interest	—	(151)	—	(281)
Net income attributable to Carver Bancorp, Inc.	$437	$111	$451	$491

Earnings per common share:
Basic	$0.12	$0.03	$0.12	$0.13
Diluted	0.12	0.03	0.12	0.13

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	December 2015	September 2015	June 2015	March 2015	December 2014
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$2,997	$3,251	$3,654	$3,664	$3,089
Multifamily	1,229	1,241	1,247	1,053	1,053
Commercial real estate	3,427	—	1,784	2,817	2,850
Business	2,494	1,992	1,883	861	1,550
Consumer	—	—	—	—	7
Total non-performing loans	$10,147	$6,484	$8,568	$8,395	$8,549

Other non-performing assets (2):
Real estate owned	960	3,723	3,723	4,341	3,934
Loans held-for-sale	2,404	2,586	2,576	2,576	2,606
Total other non-performing assets	3,364	6,309	6,299	6,917	6,540
Total non-performing assets (3):	$13,511	$12,793	$14,867	$15,312	$15,089

Non-performing loans to total loans	1.69%	1.15%	1.74%	1.74%	1.96%
Non-performing assets to total assets	1.79%	1.74%	2.22%	2.26%	2.34%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost less cost to sell, or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At December 31, 2015, there were $5.7 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended December 31,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$583,963	$6,467	4.43%	$414,547	$4,677	4.51%
Mortgage-backed securities	36,266	192	2.12%	35,354	197	2.23%
Investment securities	39,050	221	2.26%	54,471	263	1.93%
Restricted cash deposit	154	—	0.03%	6,354	—	0.03%
Equity securities (2)	4,017	41	4.05%	1,727	18	4.14%
Other investments and federal funds sold	55,526	88	0.63%	90,153	110	0.48%
Total interest-earning assets	718,976	7,009	3.90%	602,606	5,265	3.49%
Non-interest-earning assets	34,863			24,909
Total assets	$753,839			$627,515

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$31,635	$12	0.15%	$29,018	$12	0.16%
Savings and clubs	92,673	63	0.27%	94,338	63	0.26%
Money market	166,178	213	0.51%	148,778	185	0.49%
Certificates of deposit	240,631	546	0.90%	195,443	473	0.96%
Mortgagors deposits	2,488	7	1.12%	1,939	8	1.64%
Total deposits	533,605	841	0.63%	469,516	741	0.63%
Borrowed money	93,655	330	1.40%	43,577	272	2.48%
Total interest-bearing liabilities	627,260	1,171	0.74%	513,093	1,013	0.78%
Non-interest-bearing liabilities:
Demand	56,867			53,350
Other liabilities	14,809			7,178
Total liabilities	698,936			573,621
Non-controlling interest	—			(501)
Stockholders' equity	54,903			54,395
Total liabilities and equity	$753,839			$627,515
Net interest income		$5,838			$4,252

Average interest rate spread			3.16%			2.71%

Net interest margin			3.25%			2.82%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Nine Months Ended December 31,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$532,914	$18,282	4.57%	$401,856	$14,838	4.92%
Mortgage-backed securities	38,138	579	2.02%	36,070	595	2.20%
Investment securities	47,472	726	2.04%	53,468	762	1.90%
Restricted cash deposit	3,652	1	0.03%	6,354	1	0.03%
Equity securities (2)	3,410	102	3.97%	1,822	59	4.30%
Other investments and federal funds sold	55,912	258	0.61%	106,692	357	0.44%
Total interest-earning assets	681,498	19,948	3.90%	606,262	16,612	3.65%
Non-interest-earning assets	30,201			17,721
Total assets	$711,699			$623,983

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$31,829	$39	0.16%	$26,744	$33	0.16%
Savings and clubs	93,834	190	0.27%	96,385	193	0.27%
Money market	158,822	602	0.50%	141,159	517	0.49%
Certificates of deposit	223,963	1,551	0.92%	199,803	1,416	0.94%
Mortgagors deposits	2,337	17	0.97%	1,977	23	1.54%
Total deposits	510,785	2,399	0.62%	466,068	2,182	0.62%
Borrowed money	78,557	924	1.56%	43,599	815	2.48%
Total interest-bearing liabilities	589,342	3,323	0.75%	509,667	2,997	0.78%
Non-interest-bearing liabilities:
Demand	53,273			53,432
Other liabilities	14,043			7,307
Total liabilities	656,658			570,406
Non-controlling interest	—			(408)
Stockholders' equity	55,041			53,985
Total liabilities and equity	$711,699			$623,983
Net interest income		$16,625			$13,615

Average interest rate spread			3.15%			2.87%

Net interest margin			3.25%			2.99%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Selected Statistical Data:	2015		2014		2015		2014
Return on average assets (1)	0.23%		0.07%		0.08%		0.10%
Return on average stockholders' equity (2) (10)	3.18%		0.82%		1.09%		1.21%
Return on average stockholders' equity, excluding AOCI (2) (10)	3.10%		0.79%		1.07%		1.15%
Net interest margin (3)	3.25%		2.82%		3.25%		2.99%
Interest rate spread (4)	3.16%		2.71%		3.15%		2.87%
Efficiency ratio (5) (10)	85.64%		119.95%		90.32%		112.93%
Operating expenses to average assets (6)	3.90%		4.33%		3.67%		4.29%
Average stockholders' equity to average assets (7) (10)	7.28%		8.67%		7.73%		8.65%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	7.49%		8.99%		7.93%		9.10%
Average interest-earning assets to average interest-bearing liabilities	1.15	x	1.17	x	1.16	x	1.19	x

Basic earnings per share	$0.12		$0.03		$0.12		$0.13
Average shares outstanding	3,696,420		3,696,420		3,696,420		3,696,338

	December 31,
	2015		2014
Capital Ratios:
Tier 1 leverage ratio (8)	10.15%		10.49%
Common Equity Tier 1 capital ratio (8)	12.72%		n/a
Tier 1 risk-based capital ratio (8)	12.72%		16.16%
Total risk-based capital ratio (8)	14.06%		18.37%

Asset Quality Ratios:
Non-performing assets to total assets (9)	1.79%		2.34%
Non-performing loans to total loans receivable (9)	1.69%		1.96%
Allowance for loan losses to total loans receivable	0.86%		1.35%
Allowance for loan losses to non-performing loans	50.99%		68.78%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only. December 31, 2015 ratios were calculated under the new capital requirements that became effective January 1, 2015.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and are not necessarily indicative of current operating or future performance.

	Three Months Ended December 31,		Nine Months Ended December 31,
$ in thousands	2015	2014	2015	2014
Average Stockholders' Equity
Average Stockholders' Equity	54,903	54,395	55,041	53,985
Average AOCI	(1,568)	(2,023)	(1,415)	(2,813)
Average Stockholders' Equity, excluding AOCI	$56,471	$56,418	$56,456	$56,798

Return on Average Stockholders' Equity	3.18%	0.82%	1.09%	1.21%
Return on Average Stockholders' Equity, excluding AOCI	3.10%	0.79%	1.07%	1.15%

Average Stockholders' Equity to Average Assets	7.28%	8.67%	7.73%	8.65%
Average Stockholders' Equity, excluding AOCI, to Average Assets	7.49%	8.99%	7.93%	9.10%